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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                        Regeneration Technologies, Inc.
                               (Name of Issuer)

                         Common Stock, $.001 par value
                        (Title of Class of Securities)

                                   75886N100

                                (CUSIP Number)

                               December 31, 2002
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [_] Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 001084102                      13G                   Page 2 of 5 Pages

1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The University of Florida Tissue Bank, Inc. now known as the Southeast Tissue Alliance, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                        (a)  [_]
                                        (b)  [_]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Florida

                                    5  SOLE VOTING POWER

  NUMBER OF                            -0-
      SHARES

BENEFICIALLY                        6  SHARED VOTING POWER
  OWNED BY
   EACH                                0 shares
 REPORTING
  PERSON                            7  SOLE DISPOSITIVE POWER
  WITH
                                       -0-

                                    8  SHARED DISPOSITIVE POWER

                                       0 shares

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         -0-
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

         CERTAIN SHARES
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         -0-
12       TYPE OF REPORTING PERSON

         OO
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CUSIP NO. 001084102                      13G                   Page 3 of 5 Pages

Item 1(a)          NAME OF ISSUER:

                   Regeneration Technologies, Inc.
Item 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   One Innovation Drive
                   Alachua, Florida 32615
Item 2(a)          NAME OF PERSON FILING:

                   See Item 1 of the cover pages attached hereto Item 2(b) Address of Principal Business Office, or if none, residence:

                   One Innovation Drive
                   Alachua, Florida 32615
Item 2(c)          CITIZENSHIP:

                   See Item 4 of the cover pages attached hereto
Item 2(d)          TITLE OF CLASS OF SECURITIES:

                   Common Stock, par value $.001
Item 2(e)          CUSIP NUMBER: 75886N100

Item 3             Not Applicable
Item 4             OWNERSHIP:

                   (a)     Amount beneficially owned:
                           See Item 9 of the cover pages attached hereto

                   (b)     Percent of Class:
                           See Item 11 of the cover pages attached hereto

                   (c) See Items 5 through 8 of the cover pages attached hereto

Item 5             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   Not Applicable
Item 6             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                   ANOTHER PERSON:

                   Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                   Not Applicable
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CUSIP NO. 001084102                      13G                   Page 4 of 5 Pages

Item 8             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                   GROUP:

                   Not Applicable
Item 9             NOTICE OF DISSOLUTION OF GROUP:

                   Not Applicable
Item 10            CERTIFICATION:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP NO. 001084102                      13G                   Page 5 of 5 Pages

                                  SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2002

                                      THE UNIVERSITY OF FLORIDA TISSUE
                                      BANK, INC.

                                      By: /s/ LAWRENCE HOPKINS
                                          --------------------------------------
                                          Name: Lawrence Hopkins
                                          Title: President and CEO

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